RAMIUS CAPITAL GROUP, LLC

45.0	Proxy Voting Policies and Procedures and Record-Keeping

45.1 In General

As an Investment Advisor, the Firm typically has the authority to exercise voting discretion over securities held in Fund, Client or Managed Accounts (together, the “Client Accounts”). In order to ensure that voting discretion is properly exercised the Firm shall:

1)	Institute a firmwide system for collecting all proxies sent to the firm. The Compliance Department will collect all proxies on behalf of the Firm and its Client Accounts and arrange for the voting of proxies. Proxy voting will be held at least once a month, unless otherwise required.

2)	A committee consisting of the Compliance Officer, an employee from a non-investment area of the firm and at least one other employee of the Firm involved in making investment decisions with respect to the relevant Client Account (each, a “Proxy Committee”) will be responsible for voting client proxies for such Client Account. The Portfolio Manager of each Client Account, in conjunction with the Compliance Officer, shall be responsible for maintaining records with respect to proxy voting.

45.2 Proxy Voting Policies

Each Proxy Committee for the relevant Client Accounts will determine by majority decision how to vote client proxies. Each Proxy Committee will review each proxy statement on an individual basis in advance of the voting date. In all proxy votes, the firm will exercise its voting ability in a manner that will best serve the financial interests of the underlying beneficial holder of the Client Accounts holding the securities subject to proxy vote.

Material Conflicts

To illustrate a few examples of a material conflict, the Firm is deemed to have a conflict if it is called to vote on a proxy for a company for which it also:

•	manages such company’s pension plan or employee group;

•	provides brokerage, underwriting, or financing services to the company;

•	has a control person who has a close personal or business relationship with an executive, director or other person who has, or is attempting to have via the proxy vote, a control position in the company.

Resolution of Material Conflicts

Any potential conflicts between the Firm or its affiliates and any Client Account should be brought to the Committee’s attention. In the reasonable judgment of the Committee, if a material conflict of interest is deemed to exist between the interests of the Firm and those of the relevant Client Account with respect to any proxy issue or vote, the Proxy Committee shall base its voting decision exclusively on its judgment of what will best serve the financial interests of the Client Accounts that beneficially own the securities that are the subject of the proxy. In such cases, both the conflict and the basis upon which the Firm reasoned that its decision was in the best financial interests of its Client Account(s) will be documented.

If any Committee member has a direct material conflict, such member shall recuse him or herself and the Firm’s General Counsel shall use her discretion to appoint another non-conflicted Committee member. If more than one Committee member has a direct material conflict or if the Committee determines that any conflict cannot be resolved, it shall be within the General Counsel’s discretion to appoint an outside third party to vote the proxy.

Proxy Voting Procedures

Proxies will be voted on computerized proxy cards, where such cards are used by the security issuer, or otherwise by returning the proxy voting card via mail per instructions provided by the security issuer.

Record Keeping

The Firm shall keep a record of its proxy voting policies and procedures, proxy statements received, votes cast, all communications received and internal documents created that were material to voting decisions and each client request for proxy voting records and the adviser’s response, in an easily accessible place for five years, the first two years at its offices. The Firm may rely on the SEC’s Edgar system for maintaining any proxy statements

Disclosure of Proxies Voted to Investors in Client Accounts

The Firm shall provide a copy of these Proxy Voting Policies and Procedures and information regarding any proxies actually voted by the Firm to any investor in a Client Account promptly upon the request of such investor. The Firm’s Forms ADV will contain information on how each Firm client can obtain a copy of the Firm’s Proxy Voting Policies and Procedures and information on specific proxy votes.

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